STATE OF NORTH CAROLINA
COUNTY OF BEAUFORT
                                             EMPLOYMENT  AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 24, 1998 (the "Effective Date"), by and among FOUNTAIN POWERBOATS, INC., a North Carolina business corporation with its corporate headquarters in Washington, North Carolina ("Fountain"); FOUNTAIN POWERBOAT INDUSTRIES, INC., a Nevada business corporation, which is the holding company of Fountain, with its corporate headquarters in Washington, North Carolina ("FPBI"); and ANTHONY J. ROMERSA ("Employee").

                         W I T N E S S E T H:

     WHEREAS, Fountain is engaged worldwide in the business of designing, developing, manufacturing, marketing and selling high performance sport and fishing boats and high performance sport cruisers and yachts, including specialized instrumentation and related equipment and products (some of which may be or become patented) for and to various customers and is engaged in various related business activities (collectively "Fountain's Business"); and,
     WHEREAS, Employee has been involved for many years in various aspects of the maritime and boating industry, with over 20 years of senior level management experience in global consumer and industrial manufacturing environments and extensive experience in finance, strategic planning, business development, marketing, and general management, having previously served as the Corporate Director of Planning Marine Operations for Brunswick Corporation; and,
     WHEREAS, Employee's experience and knowledge of such matters and his expertise in the boat manufacturing industry would benefit Fountain in the operation and development of Fountain's Business; and,
     WHEREAS, Fountain desires to employ Employee as Chief Operating Officer and Executive Vice President of Fountain, effective as of the Effective Date, and Employee desires to accept employment with Fountain; and,

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      WHEREAS, Fountain and Employee have agreed and desire to enter into this
Agreement to set forth the terms and conditions of Employee's employment with Fountain.
     NOW,  THEREFORE,  in consideration of the premises and  mutual  promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Fountain and Employee hereby agree as follows:
     1.   Relationship and Duties.
          (a) Employment. Fountain agrees to employ Employee, and Employee accepts employment with Fountain, upon the terms and conditions stated herein,
subject  to  the Condition Precedent set forth in Paragraph 18 below.   As  an
employee of Fountain, Employee will (i) serve as Fountain's and FPBI's Chief Operating Officer and Executive Vice President and, in such position, shall report directly to, and shall be subject to the direction of, Fountain's Chairman, President and Chief Executive Officer; (ii) perform such duties and exercise such authority as is customary for persons holding such office, including but not limited to directing, supervising, and managing the construction, marketing, sale, and servicing of high performance sport and fishing boats and sport cruisers and yachts; (iii) supervise the development
of   Fountain's  Business,  and  promote  Fountain  and  engage  in   Business
development activities on Fountain's behalf in its market areas; and (iv) have such other duties and responsibilities consistent with the position of Chief Operating Officer as shall be assigned to him from time to time by the
Chairman,  President  and Chief Executive Officer.   In  connection  with  the
performance   of  his  duties  hereunder,  Employee's  office  and   principal
employment location shall be at the principal executive offices of Fountain near Washington, North Carolina, or at such other place or places as the Board of Directors shall designate.
          (b) Standards of Performance and Conduct. During the Term of Employment, Employee shall (i) faithfully and diligently discharge his duties and responsibilities under this Agreement; (ii) perform in a reasonably competent manner the duties associated with his position with Fountain or assigned to him by the Chairman, President and Chief Executive Officer; (iii)

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use  his  best  efforts to implement the policies and procedures  of  Fountain currently in effect or as established from time to time by Fountain's Board of Directors; and (iv) devote his full working time, attention, and efforts to the diligent performance of his duties herein specified and not accept employment with any other individual, corporation, or other entity, or engage as a corporate officer or employee in any other venture for profit, which Fountain's Board of Directors considers to be in conflict with Fountain's best interests or to be in competition with Fountain's Business, or which may interfere in any way with Employee's performance of his duties hereunder.
          Employee, in the execution of his duties under this Agreement, at all times and in all material respects, shall comply with any code of conduct or other personnel policies and procedures adopted by Fountain, as the same are in effect and as amended or supplemented from time to time, and with all
applicable   federal   and   state  statutes  and  all   rules,   regulations,
administrative orders, statements of policy and other pronouncements or standards promulgated thereunder.
     2. Term of Employment. Unless sooner terminated as provided in this Agreement, and subject to the right of either Employee or Fountain to terminate Employee's employment at any time as provided herein, the initial term of Employee's employment with Fountain under this Agreement (the "Term of Employment") shall be for a period of three (3) years commencing on the Effective Date and ending three years following the Effective Date on August 23, 2001(the "Expiration Date"). At any time during the six (6) months period prior to the Expiration Date, either Fountain or Employee may give notice to the other party of a desire to negotiate an extension to the Term of Employment or to otherwise modify the terms and conditions of this Agreement.

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     3.   Compensation.
          (a) Base Salary. For all services rendered by Employee under this Agreement as an officer of FPBI and Fountain, and as an employee of Fountain, Fountain shall pay to Employee a base salary ("Base Salary") at an annual rate of One Hundred Sixty Thousand Dollars ($160,000) during the Term of Employment. Base Salary paid under this Agreement shall be payable not less frequently than monthly in accordance with Fountain's payroll policies and procedures.
          (b) Bonus. Fountain shall pay to Employee an annual bonus equal to one percent (1%) of Fountain's pre-tax profits from continuing operations before other bonuses, and computed on the same standard as R. M. Fountain, Jr.'s bonus, which shall be payable within thirty (30) days following the completion of (i) the annual fiscal year-end audit of Fountain's financial statements and (ii) Fountain's annual filing on Form 10-K with the Securities and Exchange Commission for the applicable fiscal year. Such bonus shall be forfeited if Employee voluntarily resigns pursuant to Paragraph 11(a) below or is terminated with "Cause" pursuant to Paragraph 11(c) below; in the case of termination without "Cause" as defined in Paragraph 11 below, the bonus shall be prorated on a calendar day basis (365 days) for the portion of the then current fiscal year during which Employee was employed by Fountain.
          (c) Incentive Stock Options. Subject to approval by the shareholders of FPBI within one (1) year of the Effective Date of this Agreement, FPBI shall grant to Employee incentive stock options to acquire thirty thousand (30,000) shares of FPBI's common stock at the closing market price for such stock as quoted on NASDAQ on the Effective Date of this Agreement ($ ), which options shall vest and become exercisable over a five
(5) year period at the rate of six thousand (6,000) optioned shares per year, with the first increment of options becoming vested and exercisable on
June 30, 1999, and subsequent increments of options to become vested and exercisable on June 30 of each successive year. An appropriate adjustment shall be made by FPBI as to the amount of such incentive stock options simultaneously with the effectiveness of any stock split, stock dividend, or other change affecting the number of shares of FPBI's common stock. The vesting of such options shall be contingent upon Employee's continued employment, subject to the provisions of Paragraph 11 of this Agreement.

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Options shall become immediately exercisable when vested and must be exercised within 10 years from the date of grant or shall be forfeited, null and void. Options granted shall not be assignable or transferable except by will or by the laws of descent and distribution and, during the lifetime of Employee, may be exercised only by him. In the event Employee's employment is terminated pursuant to Paragraph 11 below, such options shall vest and become exercisable according to the provisions of Paragraph 11. The grant of stock options to Employee pursuant to this Agreement shall be in addition to any other stock-based compensation plans of Fountain, if any, in which Employee becomes eligible to participate.
          FPBI,  by  and through its Chairman and Chief Executive Officer  and
the   concurrence  of  its  Directors,  agrees  to  present  for   shareholder
consideration and approval an incentive stock option plan authorizing the grant of such incentive stock options to Employee, and R. M. Fountain, Jr., FPBI's Chairman, President and Chief Executive Officer, agrees to vote his shares of FPBI in favor of said plan.
          (d) Annual Performance and Financial Review. Within thirty (30) days following the completion of (i) the annual fiscal year-end audit of Fountain's financial statements and (ii) Fountain's annual filing on Form 10-K with the Securities and Exchange Commission for the applicable fiscal year, Fountain shall conduct a review of Employee's performance during the past fiscal year and his financial compensation and benefits, and Fountain shall make, in its discretion, any such adjustments to such compensation and benefits as it may deem reasonable and appropriate.
          (e) Taxes; Withholdings. All cash compensation payable under this Agreement shall be subject to applicable withholding taxes and such other employment taxes as are required by law.
          (f) Moving Expenses. Fountain shall reimburse Employee for moving expenses involved in the relocation of Employee and his family from their current residence to a location in or near Washington, North Carolina; provided, however, that such reimbursement of Employee's moving expenses shall be limited to the actual cost to Employee of packing fees, transportation

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costs, and out-of-pocket expenses, not to exceed an aggregate reimbursement of
Fifteen Thousand Dollars ($15,000); provided, however, that such amount shall not include reimbursement of the transportation costs to relocate Employee's currently-owned 32' boat to the Washington, North Carolina area, and Fountain shall provide additional reimbursement to Employee for such boat relocation
expense.   Employee shall provide to Fountain reasonable documentation,  in  a form acceptable to Fountain, for all such moving and relocation expenses in order to obtain reimbursement from Fountain.
          (g) Participation in Boat Testing Program. Employee shall be entitled during the Term of Employment to the reasonable use of a Fountain boat and to participate in Fountain's Boat Testing Program, subject to Fountain's normal policies, guidelines and safety procedures for the Program.
     4.    Leave  and  Other Benefits.   Employee shall be eligible  for  such
leave and other benefits as are generally available to and which cover Fountain's executive officers at Employee's job level or classification, subject to the rules applicable to such plans or programs prevailing from time
to  time.   Except  as  otherwise  specifically  provided  herein,  Employee's participation in such plans and programs shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of such plans and programs, resolutions of Fountain's Board of Directors establishing such programs and plans, and Fountain's normal practices and established policies regarding such plans and programs.
     5.     Adjustment   to  Compensation  or  Benefits.   No  adjustment   to
compensation, nor any addition to or modification or termination of the leave or other benefits provided to Employee under this Agreement, shall affect the other provisions of this Agreement.
     6.    Expenses.   Upon  presentation to Fountain of  expense  reports  in
sufficiently detailed form to comply with standards for deductibility of business expenses established from time to time by the Internal Revenue Service, Fountain will reimburse Employee for all reasonable business expenses incurred by Employee in connection with performance of his duties hereunder.

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Such  expenses will be submitted for reimbursement and paid in accordance with
Fountain's standard policies and procedures for reimbursement of business expenses.
     7. Facilities and Services. Fountain shall furnish Employee with such facilities and services as are suitable to Employee's position and necessary for the performance of Employee's duties hereunder. All files, records, and documents generated, produced, or maintained by Fountain, by Employee, or by any other employee of Fountain during Employee's employment hereunder shall be and remain the sole and exclusive property of Fountain.
     8. Ownership of Inventions, Etc. Employee promptly and fully shall disclose and shall assign and transfer to Fountain, its successors and assigns,  the  entire  right, title, and interest in  and  to  any  invention,
product,   process,   apparatus,  improvement,  or   design,   patentable   or
unpatentable, invented, discovered, conceived, developed, or originated by Employee, individually or jointly, during the term of Employee's employment with Fountain and (i) relating to Fountain's Business or any actual or
anticipated   research   or  development  of  Fountain   (including,   without
limitation, the production of any product manufactured, distributed, marketed, sold, used, or in the process of being developed by Fountain or by any parent or affiliate of Fountain, or which may be manufactured, distributed, marketed, sold, or used in competition with any such product) or (ii) resulting from any work performed by Employee for Fountain (including, without limitation, any invention, product, process, apparatus, improvement, or design invented, discovered, conceived, developed, or originated by Employee (A) during Employee's work time with Fountain or (B) with Fountain's equipment, supplies, facilities, or trade secret information) (collectively, the "Inventions").
All  such Inventions shall be and remain the sole property of Fountain.   Such
assignment shall include the right to obtain letters patent or design patents, in the name of Employee or otherwise, on such Inventions in the United States or in any foreign countries. Employee agrees to execute all documents and to make all oaths and declarations necessary for the filing and/or prosecution of any applications for such letters patent or design patents, or any divisions, continuations, continuations in part, renewals, or reissues thereof, and to

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execute  on  request  all  documents necessary to assign  such  Inventions  to
Fountain.   The  requirement  of disclosure shall  apply  to  all  inventions, products, processes, apparatuses, improvements, and designs, including those asserted by Employee to be nonassignable hereunder, for the purpose of determining the rights of Employee and Fountain therein. This paragraph shall apply only to the extent not prohibited or limited by state or federal law.
     9. Noncompetition; Confidentiality. Fountain and Employee acknowledge that during the course of Employee's employment with Fountain, Employee shall be given access to and shall develop names, contacts at, and addresses of, the dealers, customers, and prospective customers for the purposes of furthering Fountain's Business, and that Employee will be responsible for and will participate in the development of Fountain's Business (whether through the conception, invention, or development of any Inventions; through planning,
marketing,   customer   and  prospective  customer  relations,   construction,
distribution,  sales, servicing, or management; or otherwise).   Fountain  and
Employee also acknowledge that Fountain will spend considerable amounts of time, effort, and corporate resources in providing Employee with knowledge relating to Fountain's Business, including but not limited to patents,
proposed   patents,   copyrights,  trade  secrets,   inventions,   proprietary
information, designs, specifications, blueprints, project notes, finances, dealers, customers, customer lists, customer information (including, without
limitation,  requirements  and  preferences)  prospective  customers,   plans,
concepts, ideas, methods, analyses, marketing investigations, strategies, proposals, surveys, and research, in whatever form, (collectively, the
"Information"),  which  Information  Fountain  has  a  right  to   regard   as
confidential and to protect from disclosure.
          To protect Fountain from Employee's use or exploitation of such Information, and to provide reasonable assurance to Fountain that it safely may provide Employee with information relating to the dealers, customers, and prospective customers and with other information relating to Fountain's Business, Employee covenants and agrees as follows:

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          (a)  Covenant of Nonsolicitation and Noncompetition. During the term of his employment with Fountain and for a period of one (1) year following the termination of such employment for any reason ("Restriction Period"), Employee shall not directly or indirectly, either for himself or for any other person or entity, other than on behalf of Fountain, without the prior written consent of Fountain (which consent may be withheld in Fountain's sole discretion):
               (i) solicit or accept any business related or similar to Fountain's Business from any person or entity who or which was or is a dealer or customer during Employee's employment with Fountain, or, if Employee's employment with Fountain has terminated, during the twenty-four (24) months immediately preceding the termination of Employee's employment with Fountain (a "Serviced Customer");
               (ii) solicit or accept any business related or similar to Fountain's Business from any person or entity who or which was or is a prospective dealer or customer (a "Prospective Customer") and (A) in whom or which Fountain or any of the principals, shareholders, directors, officers, or employees of Fountain, had or has invested a reasonable amount of time or company resources in an effort to secure such Prospective Customer's business, and (B) with whom or which Employee had or has had contact by virtue of his employment with Fountain, during Employee's employment with Fountain or, if Employee's employment with Fountain has terminated, during the twenty-four
(24) months immediately preceding the termination of Employee's employment with Fountain;
               (iii)  divert  or  attempt to divert any dealer,  customer,  or
prospective   customer  or,  if  Employee's  employment  with   Fountain   has
terminated, divert or attempt to divert any Serviced Customer or Prospective Customer, to any person or entity competitive with Fountain;
               (iv) engage as an owner, partner, shareholder, member, director, manager, employee, agent, consultant, or otherwise, or assist any person or entity in any way, in any activity performed in his capacity as an Employee of Fountain, in any business related or similar to Fountain's Business; or,

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               (v)   employ,  or seek to employ, any employee of  Fountain  or
induce any such person to leave Fountain's employment; in any of the following areas ("Market Area"):
                    (A)  Beaufort County, North Carolina;
                    (B) Any county of North Carolina contiguous to Beaufort County in which Fountain engages in Fountain's Business or in which Fountain has contacted, solicited, or accepted business from a dealer, customer, or prospective customer;
                    (C) Any county in North Carolina in which Fountain engages in Fountain's Business or in which Fountain has contacted, solicited, or accepted business from a dealer, customer, or prospective customer;
                    (D) Within a fifty (50)-mile radius of a dealer of Fountain boats in any other state in the United States or in which Fountain engages in Fountain's Business or in which Fountain has contacted, solicited, or accepted business from a dealer, customer or prospective customer;
                    (E) Within a fifty (50)-mile radius of a dealer of Fountain boats in any other country or territory or in which Fountain engages in Fountain's Business or in which Fountain has contacted, solicited, or accepted business from a dealer, customer, or prospective customer.
          By listing the specific geographic areas described above, it is the intent of the parties to list areas in which Fountain is or is expected to be engaging in Fountain's Business on its own behalf or through its dealers.
          (b) Covenant of Nondisclosure. Employee shall not at any time, either during the term of his employment with Fountain or at any time following the termination of his employment with Fountain for any reason:
               (i) divulge, disclose, or communicate to any person or entity the names of, contacts at, or addresses of any Serviced Customers or Prospective Customers; or,
               (ii) divulge, disclose, or communicate to any person or entity any confidential information of any kind, nature, or description concerning

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any  matters affecting or relating to Fountain's Business, including  but  not limited to the Information; provided, however, that during the term of his employment, Employee may disclose such information to dealers, customers, prospective customers, or fellow employees, for the limited purpose of performing his job duties, to the extent authorized by Fountain; or,
               (iii) use the Information to the detriment of Fountain or Fountain's Business, or the principals, shareholders, officers, directors, or employees thereof, particularly in any manner competitive with Fountain or Fountain's Business, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of Fountain with any Serviced Customer or Prospective Customer.
          Employee acknowledges that all books, records, files, forms, lists, reports, accounts, and any other documentation relating in any manner to the Serviced Customers and the Prospective Customers, or Fountain's Business, whether prepared by Employee or anyone else and in whatever form, are the exclusive property of Fountain and shall be returned immediately to Fountain upon the termination of Employee's employment for any reason or upon Fountain's request at any time.
          (c) Reasonableness of Restrictions. If any of the restrictions set forth in this Paragraph 9 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee acknowledges that Fountain has a legitimate economic interest in those geographic areas which this Paragraph 9 specifically is intended to protect, and that the Market Area and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect Fountain's economic interest and otherwise are reasonable and proper. In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee hereby agrees to submit to such reduction of the Restriction Period as the court shall deem
reasonable.   In the event the Market Area is deemed by a court  of  competent jurisdiction to be unreasonable, Employee hereby agrees that the  Market  Area

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shall  be  reduced by excluding any separately identifiable and geographically
severable   area  necessary  to  make  the  remaining  geographic  restriction reasonable, but this Paragraph 9 shall be enforced as to all other areas included in the Market Area which are not so excluded.
          (d) Remedies for Breach. Employee understands and acknowledges that a breach or violation by him of any of the covenants contained in Paragraph 9 shall be deemed a material breach of this Agreement and will cause substantial, immediate, and irreparable injury to Fountain, and that Fountain
will  have  no  adequate remedy at law for such breach or violation.   In  the
event of Employee's actual or threatened breach or violation of the covenants contained in Paragraph 9, Fountain shall be entitled to bring a civil action seeking, and shall be entitled to, an injunction restraining Employee from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if Fountain institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that Fountain has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by Fountain of any such right, remedy, power, or privilege shall not preclude Fountain or its successors or assigns from pursuing any other remedy or exercising any other right, power, or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers, or privileges of Fountain.

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               Notwithstanding  anything contained  herein  to  the  contrary,
Employee agrees that the provisions of Paragraphs 9(b) and 9(c) above and the remedies provided in this Paragraph 9(d) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of Fountain under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure,
misuse   or  misappropriation  of  trade  secrets  or  other  proprietary   or
confidential information.
          (e) Survival of Covenants. Employee's covenants and agreements and Fountain's rights and remedies as provided in this Paragraph 9 shall survive and remain fully in effect following expiration of the Term of Employment or any actual termination of Employee's employment with Fountain during the Term of Employment.
     10.  Change in Control.
          (a)   In  the  event  of a termination of Employee's  employment  in connection with, or within twenty-four (24) months after, a "Change in Control" (as defined in Subparagraph (d) below) of Fountain or FPBI, other than for "Cause" (as defined in Paragraph 11 below), retirement, death or disability, Employee shall be entitled to receive compensation as set forth in
Paragraph   10(c)  below.   Said  sum  shall  be  payable   as   provided   in
Paragraph 10(e) below.
          (b) In addition to any rights Employee might have to terminate this Agreement as contained in Paragraph 11, Employee shall have the right to terminate this Agreement upon the occurrence of any of the following events (the "Termination Events") within twenty-four (24) months following a Change in Control of Fountain or FPBI:
               (i) Employee is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the Change in Control; or,
               (ii) Employee is not paid an annual Base Salary rate at or above the rate established by the terms of Paragraph 3 of this Agreement; or,
               (iii) Employee's life insurance, medical or hospitalization insurance, disability insurance, stock options, stock purchase plans, deferred

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compensation plans, management retention plans, retirement plans,  or  similar plans or benefits, if any, being provided by Fountain or FPBI to Employee as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of Fountain or FPBI who participated in such benefits prior to such Change in Control; or,
               (iv) Employee is transferred to a geographic location which is an unreasonable distance from his current (at the time of the Change of Control) principal work location, without Employee's express written consent.
          A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.
          (c) In the event that Employee terminates this Agreement pursuant to this Paragraph 10, Fountain will be obligated to pay or cause to be paid to Employee an amount equal to the compensation that Employee would have been entitled to receive hereunder and which remains unpaid at the date of such termination not to exceed two (2) years of Base Salary at the time of the Change of Control.
          (d) For the purposes of this Agreement, the term "Change in Control" shall mean any of the following events:
               (i) After the Effective Date of this Agreement, any "person" (as such term is defined in Paragraphs 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing forty-five percent (45%) or more of any class of voting securities of either Fountain or FPBI, or acquires control in any manner of the election of a majority of the directors of either Fountain or FPBI, provided, however, that the provisions of this subparagraph shall not apply to R. M. Fountain, Jr., his estate, his heirs, members of his family, his testamentary beneficiaries, or any trusts or other entities created for the benefit of the family of R. M. Fountain, Jr.; or,

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               (ii)  Either  Fountain or FPBI consolidates or merges  with  or into another corporation, association, or entity, or is otherwise reorganized, where neither Fountain nor FPBI nor an entity controlled by R. M. Fountain, Jr. having more than forty-five percent (45%) of the vote for directors is the surviving corporation in such transaction; or,
               (iii) All or substantially all of the assets of either Fountain or FPBI are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group except an entity controlled by R. M. Fountain, Jr. having more than forty-five percent (45%) of the vote for directors.
          Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Employee, FPBI, and Fountain agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
          (e) Such amounts payable pursuant to this Paragraph 10 shall be paid, at the sole option of Employee, either in one lump sum, discounted at an appropriate rate of interest, or in equal monthly payments over the remaining term of the Agreement.
          (f) Following a Termination Event which gives rise to Employee's rights hereunder, Employee shall have one (1) month from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to Fountain (or to any successor corporation) of written notice of termination which describes the Change in Control and Termination Event. If Employee does not so terminate this Agreement within such one month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights hereunder, if any, with respect to any other Termination Event as to which such period has not expired.
          (g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by Fountain for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, any

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payments to be made to or for the benefit of Employee which are deemed  to  be
"parachute payments" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), shall be modified or reduced to the extent deemed to be necessary by Fountain (or of its successor in
interest)  to  avoid  the  imposition  of  excise  taxes  on  Employee   under
Section 4999 of the Code and the disallowance of a deduction to Fountain (or of its successor in interest) under Section 280G of the Code.
     11.  Termination and Termination Pay.
          (a) By Employee. Employee's employment under this Agreement may be terminated at any time by Employee upon sixty (60) days written notice to
Fountain.   Upon such termination, Employee shall be entitled to  receive  his
normal   Base  Salary  compensation  through  the  effective  date   of   such
termination. Any outstanding vested, unexercised options granted to Employee pursuant to Paragraph 3 must be exercised by Employee prior to the applicable expiration date of such options, at which time any remaining unexercised options shall be forfeited, expired, null and void; and Employee's right to receive any further options that have not vested as of the termination date shall immediately be terminated, null, void, and of no further force or effect.
          (b)    Death  or  Retirement.   Employee's  employment  under   this
Agreement shall be terminated upon his death during the Term of Employment or upon the effective date of Employee's retirement with Fountain's consent or under the terms of Fountain's retirement plan. Upon any such termination, Employee (or, in the case of Employee's death, his estate) shall be entitled to receive any compensation Employee shall have earned prior to and through the month of the date of termination and shall be entitled, through the applicable expiration date of such options, to exercise any options granted pursuant to Paragraph 3 that have become fully vested, plus any options Employee would have received for that year, all as of the termination date.
           (c) By Fountain for Cause. Fountain may terminate Employee's employment at any time during the Term of Employment for "Cause" (as defined
below).   Upon  any  such termination by Fountain under this Paragraph  11(c),

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Employee  shall  have  no further rights under this Agreement  (including  any right to receive compensation or other benefits for any period after such termination) and shall be entitled only to his Base Salary through the effective date of termination. Any vested, unexercised stock options granted to Employee pursuant to Paragraph 3 which remain outstanding and in effect and all unvested stock options shall immediately terminate and be of no further force or effect as of the effective date of such termination of employment for Cause.
          Notwithstanding anything contained herein to the contrary, before Fountain may terminate Employee's employment for a Cause described in Paragraph 11(c)(i) below, Fountain first shall give Employee seven (7) calendar days written notice of the facts or circumstances constituting such Cause for termination and if, during such period, Employee shall cure such Cause to the reasonable satisfaction of Fountain, then Employee's employment may continue in the discretion of Fountain; provided, however, that, in the event of any reoccurrence or further occurrence of the same Cause, Fountain shall have no obligation to give Employee any further or additional notice or opportunity to cure such Cause prior to the termination of Employee's
employment.   Except  as  specifically  provided  above,  no  such  notice  or opportunity to cure shall be required in the case of termination of Employee's employment for any Cause. For purposes of this Paragraph 11(c), Fountain shall have "Cause" to terminate Employee's employment upon:
               (i)   A determination by Fountain, in good faith, that Employee
(A) has breached in any material respect any of the terms or conditions of this Agreement, any Fountain policy, discriminated against any employee,
customer,   or   other   person  covered  by  any  anti-discrimination   laws,
regulations, or policies; (B) has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein; or (c) is engaging or has engaged in conduct involving moral turpitude, willful misconduct, or conduct which is detrimental in any material respect to the business prospects of Fountain or which has had or likely will have a material adverse effect on Fountain's Business or reputation;

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               (ii)   The  commission  in the course of Employee's  employment
with Fountain of an act of fraud, embezzlement, theft, or personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction);
               (iii) The unauthorized use of alcohol by Employee during working hours or any use of alcohol by Employee during nonworking hours that
adversely   affects  his  job  performance,  his  ability   to   fulfill   the
responsibilities of his position, or the safety of himself or others at the workplace; or,
               (iv)  Employee's use of any controlled substance, as defined at
21  U.S.C.   802  and listed on Schedules I through V of 21  U.S.C.   812,  as
revised from time to time, or as defined by any other federal or state law or regulation.
          (d) By Fountain without Cause. Fountain and Employee agree that notwithstanding anything contained herein to the contrary, Employee is an "at will" employee, and Fountain may terminate Employee's employment at will and
without  "Cause"  at any time during the Term of Employment.   Upon  any  such
termination by Fountain under this Paragraph 11(d), Employee's rights under this Agreement (including his right to receive compensation or other benefits for any period after such termination) shall be limited to the right to
receive   nine  (9)  months  of  Base  Salary  only,  without  any   incentive
compensation (except stock options granted in Paragraph 3 above, which shall become vested and exercisable as set forth below) and with such bonus as may be calculated and prorated pursuant to Paragraph 3(b) above on a calendar day basis for the portion of the then current fiscal year during which Employee was employed by Fountain. Fountain also shall provide outplacement services to Employee, not to exceed Five Thousand and No/100 Dollars ($5,000.00) during the twelve (12) months immediately following such termination without Cause, and such employee benefits, if any, as required by applicable law.
          If Employee's employment is terminated without Cause pursuant to this Paragraph 11(d), Employee shall be entitled to exercise, through the applicable expiration date of such options, all of his then outstanding vested, unexercised stock options granted pursuant to Paragraph 3 above, plus

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a prorated portion of the options due to vest at the end of the current fiscal year, prorated on a calendar day basis of 365 days, for the fiscal year in which Employee's employment was terminated without "Cause" by Fountain, which prorated options shall vest and become exercisable immediately and shall remain exercisable through the applicable expiration date of such options, after which all of such options shall be forfeited, terminated, null, void and of no effect.
          (e) Except as otherwise provided herein, upon the earlier of the Expiration Date of the Term of Employment or the effective date of any actual termination of Employee's employment with Fountain under this Agreement for any reason, the provisions of this Agreement likewise shall terminate and be of no further force or effect; provided, however, that Employee's covenants contained in Paragraph 9 above, and Fountain's obligations for payment of cash compensation under Paragraphs 11(a), 11(b), 11(c) and 11(d) above, shall survive and remain in effect in accordance with their terms following the Expiration Date or any actual termination of Employee's employment.
     12.  Successors and Assigns.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Fountain which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Fountain.
          (b) Fountain is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of Fountain.

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     13.   Modification; Waiver; Amendments.  No provision of  this  Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
     14. Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement and that any suit or action relating to this Agreement shall be instituted and prosecuted in the Courts of Beaufort County, North Carolina, and each party hereto hereby does waive any right or defense relating to such jurisdiction and venue, except to the extent that federal law shall be deemed to apply.
     15.   Severability.   The provisions of this Agreement  shall  be  deemed
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16.   Headings.   The  section and paragraph headings contained  in  this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     17. Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party as follows:

         If to Fountain:                     If to Employee:

      Fountain Powerboats, Inc.               Anthony J. Romersa
      Post Office Drawer 457                  __________________
      Washington, NC  27889                   __________________
      Attention: R. M. Fountain, Jr.          (to be determined)

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Such  notice  shall  be  deemed to be received upon  receipt  or  refusal,  if delivered by hand, or upon receipt or refusal as evidenced by the return receipt therefor, if delivered by registered or certified mail.
     18. Condition Precedent. This Agreement is subject to the condition precedent that Employee must obtain from his current or former employer(s) and deliver to Fountain an appropriate written release or written consent, in a form satisfactory to Fountain and its attorneys, as to all covenants not to compete and/or not to solicit that are, or may be, applicable to Employee and that will, or may be, violated by Employee's employment with Fountain.
     19. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.
          IN WITNESS WHEREOF, Fountain and FPBI each has caused this Agreement to be executed by its respective duly authorized officer within the authority duly given by its respective Board of Directors, and Employee has hereunto set his hand and adopted as his seal the typewritten word "SEAL" appearing beside his name, all as of the day and year first above written.

                                   FOUNTAIN POWERBOATS, INC.


                                   By:_______________________________
                                   Title:____________________________


                                   FOUNTAIN POWERBOAT INDUSTRIES, INC.


                                   By:_______________________________
                                   Title:____________________________


                                   EMPLOYEE:
                                             Anthony J. Romersa     (SEAL)



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